UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2015

Date of Report

(Date of earliest event reported)

LABOR SMART INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-54654	45-2433287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Florence Road, Suite 200, Powder Springs, GA 30127

(Address of Principal Executive Offices)

(770) 222-5888

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2015, the Company and Christopher Ryan Schadel (“Schadel”) entered into an Agreement for Purchase and Sale of Assets (the “Asset Purchase Agreement”) with Harris Ventures, Inc., a Georgia corporation (“Harris Ventures”), effective as of July 31, 2015. Under the terms of the Asset Purchase Agreement, Harris Ventures will purchase the following branch offices of the Company: Augusta, Georgia, Charleston, South Carolina, Columbia, South Carolina, Denver, Colorado, and Greenville, South Carolina (the “Branch Offices”), and all assets associated with the Branch Offices, excluding open accounts receivable. The purchase price for the Branch Offices will be a total of One Million Twenty Five Thousand Dollars ($1,025,000.00), of which One Hundred Thirty Five Thousand Dollars ($135,000.000) was due upon the execution of the Agreement and the remaining Eight Hundred Ninety Thousand Dollars ($890,000.00) due on August 12, 2015. The Company and Schadel also agreed that, for a period of five (5) years (except for the branch offices located in South Carolina, in which the restricted period shall be three (3) years) not to complete within a forty (40) mile radius of the Branch Offices.

The foregoing information is a summary of the Asset Purchase Agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 12, 2015, the Company completed the sale of the Branch Offices to Harris Ventures described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement for Purchase and Sale of Assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2015

LABOR SMART INC.
By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer